Exhibit 10.6

ALBERTON ACQUISITION CORPORATION

Room 1001, 10/F, Capital Center

151 Gloucester Road

Wanchai, Hong Kong

October 23, 2018

Hong Ye Hong Kong Shareholding Co., Limited

Room 1001, 10/F, Capital Center

151 Gloucester Road

Wanchai, Hong Kong

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between Alberton Acquisition Corporation (the “Company”) and Hong Ye Hong Kong Shareholding Co., Limited (the “Sponsor”), dated as of the date hereof, will memorialize and confirm our agreement that, commencing on August 1, 2018 (the “Effective Date”) and continuing until the earlier of the consummation by the Company of the initial business combination or the Company’s liquidation (in each case as described in the Registration Statement on Form S-1 (No. 333-227652) filed by the Company with the U.S. Securities and Exchange Commission) (such earlier date hereinafter referred to as the “Termination Date”):

(1) The Sponsor shall make available to the Company, at Room 1001, 10/F, Capital Center, 151 Gloucester Road, Wanchai, Hong Kong (or any successor location of the Sponsor), certain office space, secretarial support and administrative services as may be reasonably required by the Company. In exchange therefor, the Company shall pay the Sponsor the sum of $1,000 per month commencing on the Effective Date and continuing monthly thereafter until the Termination Date; and

(2) The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it, out of the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature page follows]

Very truly yours,

ALBERTON ACQUISITION CORPORATION

By:	/s/ Bin (Ben) Wang
Name:	Bin (Ben) Wang
Title:	Chief Executive Officer

AGREED AND ACCEPTED BY:

HONG YE HONG KONG SHAREHOLDING CO., LIMITED

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Sole Director and Sole Shareholder

[Signature Page to Administrative Services Agreement]

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